CONSENT OF ACTUARY


The Board of Directors
IDS Life Insurance Company


I consent to the reference to me under the caption "Experts" and to the use of my opinion dated April 29, 2002 on the Illustrations used by IDS Life Insurance Company in the Prospectuses for the Flexible Premium Survivorship Variable Life Insurance Policies - American Express Variable Second-To-Die Life Insurance(SM) and American Express Succession Select Variable Life Insurance(SM) Policies - offered by IDS Life Insurance Company as part of the Post-Effective Amendment No. 8 (Form S-6, File No. 33-62457) being filed under the Securities Act of 1933.



/s/ Mark Gorham
----------------
    Mark Gorham, F.S.A., M.A.A.A.
    Vice President - Insurance Product Development

Minneapolis, Minnesota
April 29, 2002